Exhibit 99.1

Pure Cycle Announces Financial Results

For the Three and Six Months Ended February 28, 2026

DENVER, CO / GLOBE NEWSWIRE / April 8, 2026 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) (“Pure Cycle”, “we”, “us” or “our”) announced its financial results for the three and six months ended February 28, 2026. Pure Cycle reported $1.1 million and $5.7 million of net income for the three and six months ended February 28, 2026, respectively, marking the twenty-seventh consecutive fiscal quarter with positive net income. Pure Cycle reported $0.05 and $0.23 of earnings per fully diluted common share for the three and six months ended February 28, 2026, up from $0.03 and $0.20 in the same periods in 2025. By partnering with our national home builder customers, we deliver finished lots on an annual cadence that allows for steady absorption while navigating cyclical housing industry trends. A mild winter in the Denver area allowed us to capitalize on favorable conditions and advance our lot development schedule at Sky Ranch, which accelerated our revenue recognition during the period.

For the six months ended February 28, 2026, our cash balance was impacted by the acceleration of development activities at Sky Ranch as a result of the unseasonably mild winter, with Phase 2D now approximately 78% complete and Phase 2C approximately 91% complete. We expect to substantially complete Phase 2D in the third quarter of fiscal 2026 and collect contractual milestone and finished lot payments with minimal remaining development costs. Pure Cycle will begin construction activities in Phase 2E, with approximately 159 lots expected to be completed in fiscal 2027, paced to match builder absorptions. Our cash balance was also impacted during the six months by the investments in new water and wastewater infrastructure within the Sky Ranch community and a new water right obtained through a December 2025 Water Court settlement that added 1,635 acre feet of adjudicated water from the Box Elder Creek Alluvial aquifer to our water portfolio. Additionally, we continued to invest in our single-family rental business, with 39 additional units under construction in Phases 2B and 2C that we expect to be available for rent in fiscal 2026. Through February 28, 2026, we incurred $5.0 million of these construction costs, which were self-financed. Once a unit is completed, we anticipate financing the unit under our SFR Facility Agreement and using the loan proceeds to replenish the cash advanced during construction.

Our capital management and balance sheet strategy remains focused on growth and shareholder returns. We are prioritizing investment in our ongoing development projects, while utilizing available liquidity to continue our share repurchase program and reserving sufficient capital for strategic development initiatives and land acquisitions.

Q2 and YTD 2026 Highlights

➢	Revenue for the three and six months ended February 28, 2026 and 2025 of $5.2 million and $14.3 million, and $4.0 million and $9.7 million, respectively (a 29% increase for the three months and a 47% increase for the six months).
➢	Net income for the three and six months ended February 28, 2026 and 2025 of $1.1 million and $5.7 million, and $0.8 million and $4.7 million, respectively (a 37% increase for the three months and a 20% increase for the six months). Pre-tax income was $1.5 million and $7.5 million, and $1.1 million and $6.3 million, respectively.
➢	Earnings per fully diluted common share for the three and six months ended February 28, 2026 and 2025 of $0.05 and $0.23, and $0.03 and $0.20, respectively.
➢	EBITDA for the three and six months ended February 28, 2026 and 2025 of $2.2 million and $8.9 million, and $1.8 million and $7.6 million, respectively (a 23% increase for the three months and a 16% increase for the six months) (see table below for reconciliation of net income to EBITDA); and
➢	Cash & cash equivalents totaled $4.8 million on February 28, 2026.

➢	For the three and six months ended February 28, 2026, we delivered 272 and 418 acre-feet of water.

Net Income to EBITDA Reconciliation:

	Three Months Ended		Six Months Ended
(In thousands)	February 28, 2026	February 28, 2025	February 28, 2026	February 28, 2025
Net Income	$1,105	$809	$5,670	$4,746
Add back:
Interest expense	142	109	236	218
Taxes	407	267	1,872	1,538
Depreciation / amortization	556	618	1,122	1,143
EBITDA	$2,210	$1,803	$8,900	$7,645

Earnings per common share - basic and diluted
Basic	$0.05	$0.03	$0.24	$0.20
Diluted	$0.05	$0.03	$0.23	$0.20

Weighted average common shares outstanding:
Basic	24,101,754	24,083,718	24,090,861	24,077,780
Diluted	24,171,858	24,196,178	24,158,145	24,177,677

“While our unseasonably warm and dry winter in Denver may have impacted the ski season, it allowed us to significantly advance construction of Phase 2D lots ahead of schedule with 70% of the lots being delivered at the end of Q2 and the remaining lots expected to be delivered by the end of Q3.  This has helped our builders to construct new model homes in Phase 2D for the spring selling season.  In addition to allowing us to deliver lots ahead of schedule, the mild winter has also enabled us to advance construction of our new high school ahead of schedule, and we look forward to welcoming new high school students in the fall,” commented Mark Harding, CEO of Pure Cycle. “While the housing market continues to experience headwinds due to low consumer confidence and affordability challenges, we continue to pace our lot deliveries to our homebuilder customers on annual deliveries, which minimizes inventory carry and continues to bring entry level product to the market, reinforcing the strength of our business model. Another example of the flexibility of our business model is that we slowed expansion of our Single-Family Rental home completions due to uncertainty regarding the administration’s plans to regulate institutional ownership of rental homes.  We are in the process of selling approximately 30 reserved lots in Phase 2C and 2D to our home builder customers while completing the units we had permitted and that were under construction in 2B and 2C.  Our home rental segment continues to see very strong demand with 95% of our units being leased prior to completion,” continued Mr. Harding. “Strong stewardship of our liquidity and balance sheet continues to allow us to capitalize on opportunities such as those presented by the mild winter, which allowed us to complete lots early for our home builder customers. The customers were then able to advance their construction schedules and improve their margins. Additionally, we are investing in our water rights and delivery systems to position ourselves to capture stronger industrial water demand from higher oil prices this year,” commented Mr. Harding.

Q2 and YTD 2026 Financial Summary

Revenues

For the three months ended February 28, 2026 and 2025, we reported total revenue of $5.2 million and $4.0 million, respectively, with $3.0 million and $2.5 million being generated in our water and wastewater resource development segment, $2.1 million and $1.3 million in our land development segment, and $0.2 million and $0.1 million in our single-family rental business.

For the six months ended February 28, 2026 and 2025, we reported total revenue of $14.3 million and $9.7 million, respectively, with $5.4 million and $5.4 million being generated in our water and wastewater resource development segment, $8.6 million and $4.1 million in our land development segment, and $0.3 million and $0.2 million in our single-family rental business.

For the three and six months ended February 28, 2026 and 2025, we sold 44 and 95 water or water and wastewater taps and 52 and 90 water or water and wastewater taps, respectively, for $1.6 million and $3.3 million and $2.1 million and $3.6 million, respectively. As of February 28, 2026, we have sold 1,131 water and wastewater taps at Sky Ranch in Phases 1, 2A, 2B, 2C and 2D. Based on current prices and engineering estimates, we believe Phase 2 of Sky Ranch will produce additional tap fee revenue of more than $19.0 million in water and wastewater tap fee revenue over the next three years.

As of February 28, 2026, the first development phase (509 lots) is complete and the second development phase (1,031 lots) is being developed in five subphases, referred to as Phase 2A (229 lots), Phase 2B (211 lots), Phase 2C (228 lots), Phase 2D (204 lots) and Phase 2E (159 lots). As of February 28, 2026, Phase 2A is complete, Phase 2B is approximately 98% complete, Phase 2C is approximately 91% complete, and Phase 2D is approximately 78% complete. Phases 2B and 2C are substantially completed with some landscaping and warranty items remaining. Phase 2D is expected to be completed in fiscal 2026, and Phase 2E is expected to be completed in fiscal 2027.

As of February 28, 2026, the single-family rental business had 19 homes built and rented or available for rent in Sky Ranch. We are currently under contract with several national home builders to construct 39 additional single-family homes in Phases 2B and 2C at Sky Ranch for delivery in fiscal 2026.

“We continued to achieve strong lot sales revenue in the second quarter by expanding our partnerships with national homebuilders and capitalizing on mild winter weather to maintain steady development activity year-round,” stated Marc Spezialy, CFO of Pure Cycle. “As our main development activities come to completion in the third quarter for Phase 2D, we will begin development activities on 159 lots in Phase 2E, which we are actively marketing to our national homebuilder partners," concluded Mr. Spezialy.

Working Capital

We reported working capital (current assets less current liabilities) of $3.8 million as of February 28, 2026, with $4.8 million of cash and cash equivalents. The decrease in cash from August 31, 2025, is primarily due to significant investment in single-family rental construction, water and wastewater infrastructure, and advances to the Sky Ranch CAB for public improvements, partially offset by $1.4 million of proceeds from our SFR Facility Agreement. As of February 28, 2026, we have an undrawn capacity of $9.9 million under a working capital line of credit and expect to receive approximately $18.9 million in milestone and finished lot payments from our home builder customers over the next 12 months, which, combined with anticipated tap fee payments, we will use to fund our obligations.

Q2 and YTD 2026 Operational Summary

Water and Wastewater

Water deliveries increased for the three months ended February 28, 2026 to 272 acre-feet delivered as compared to 64 acre-feet delivered in the same period in 2025. Water deliveries increased for the six months ended February 28, 2026 to 418 acre-feet delivered as compared to 367 acre-feet delivered in the same period in 2025. The increase in water deliveries is primarily due to an increase in demand from our oil and gas customers. Oil and gas operations are highly variable and dependent on oil prices, demand for gas, and timing of development of other leases in our service areas; however, our current expectation is for continued demand for oil and gas water sales in the coming years. As Sky Ranch continues to develop, we anticipate continued growth in our residential water and wastewater service revenues. The water or water and wastewater tap sales decreased in 2026 to 44 taps compared to 52 taps in 2025 for the three months ended February 28 and increased in 2026 to 95 taps compared to 90 taps in 2025 for the six months ended February 28, primarily due to the timing of development activities in Phase 2C.

Water and wastewater taps are sold to home builders at the time a building permit is issued and are dependent on when the home builder constructs homes; therefore, the timing of tap sales will fluctuate from quarter to quarter.

Land Development

Lot sales revenue increased to $1.6 million for the three months ended February 28, 2026 compared to $1.1 million in the same period in 2025. Lot sales revenue increased to $7.7 million for the six months ended February 28, 2026 compared to $3.5 million in the same period in 2025. Favorable weather conditions have allowed us to advance our lot development schedule at Sky Ranch during the winter months, which accelerated revenue recognition on a percentage of completion basis during the three and six months ended February 28, 2026. We expect to be substantially complete with the delivery of all 204 lots in Phase 2D during fiscal 2026. Despite lots being transferred to the homebuilders, we will continue to conduct minor construction activities to complete Phases 2B and 2C and to turn over the completed infrastructure to the applicable governmental agency for maintenance.

Single Family Rentals

As of February 28, 2026, Pure Cycle has 19 single-family detached homes which are rented under separate lease agreements. Pure Cycle generally rents its single-family properties under non-cancelable one-year lease agreements. Pure Cycle has contracts for the construction of 39 additional rental homes in Phases 2B and 2C, all of which the Company believes will be available for rent in fiscal 2026.

Earnings Presentation Information

Pure Cycle will host an earnings presentation on Thursday, April 9, 2026, at 8:30AM Eastern (6:30AM Mountain) to discuss the financial results and answer questions. For an interactive experience, including the ability to ask questions and view the slide presentation, please register and join the event via the link below. Call in access will be in listen-only mode. See below for event details. Additionally, we will post a detailed slide presentation on our website, which will provide an overview of Pure Cycle and present summary financial results and can be accessed at www.purecyclewater.com.

When:8:30AM Eastern (6:30AM Mountain) on April 9, 2026

Event link:https://www.purecyclewater.com/Q22026

Call in number:872-240-8702 (access code: 415 477 947# )

Replay:https://www.purecyclewater.com/investors/news-events/ir-calendar

Other Important Information

The table below presents our consolidated results of operations for the three and six months ended February 28, 2026 and 2025 (unaudited):

	Three Months Ended		Six Months Ended
(In thousands, except share information)	February 28, 2026	February 28, 2025	February 28, 2026	February 28, 2025
REVENUES:
Water and Wastewater
Water and wastewater activities	$1,329	$408	$2,141	$1,799
Water and wastewater tap fees	1,626	2,126	3,296	3,592
Total water and wastewater	2,955	2,534	5,437	5,391
Land Development
Lot sales	1,634	1,136	7,658	3,455
Project management fees	211	116	507	369
Special facility projects and other	219	91	421	290
Total land development	2,064	1,343	8,586	4,114

Single-family rentals	150	118	281	242
Total revenues	5,169	3,995	14,304	9,747

COST OF REVENUES:
Water and wastewater	1,543	1,107	2,655	2,168
Lot development	800	1,336	2,517	2,293
Single-family rental	42	25	97	93
Total cost of revenues	2,385	2,468	5,269	4,554

General and administrative expenses	2,348	2,705	4,057	4,497
Depreciation	173	149	332	304
Operating income	263	(1,327)	4,646	392

Other income (expense):
Interest income	906	539	1,855	1,271
Interest expense	(142)	(109)	(236)	(218)
Oil and gas royalty income, net	519	1,910	1,259	4,717
Other, net	(34)	63	18	122
Income from operations before income taxes	1,512	1,076	7,542	6,284
Income tax expense	(407)	(267)	(1,872)	(1,538)
Net income	$1,105	$809	$5,670	$4,746

Earnings per common share - basic and diluted
Basic	$0.05	$0.03	$0.24	$0.20
Diluted	$0.05	$0.03	$0.23	$0.20
Weighted average common shares outstanding:
Basic	24,101,754	24,083,718	24,090,861	24,077,780
Diluted	24,171,858	24,196,178	24,158,145	24,177,677

The following table presents our consolidated financial position as of February 28, 2026 (unaudited) and August 31, 2025 (audited):

(In thousands, except shares)	February 28, 2026	August 31, 2025
ASSETS:
Current Assets:
Cash and cash equivalents	$4,815	$21,931
Accounts receivable, net	2,755	1,330
Prepaid expenses and other assets	637	1,004
Land under development	5,547	7,388
Total current assets	13,754	31,653
Restricted cash	6,782	6,448
Investment in water and wastewater systems, net	71,298	67,523
Land and mineral rights held for development	4,957	4,168
Single-family rental units	11,204	5,240
Related party notes receivable, including accrued interest, less current portion	56,289	45,002
Other assets	2,352	2,245
Total assets	$166,636	$162,279

LIABILITIES & SHAREHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$2,415	$3,518
Accrued and other liabilities	3,201	4,335
Deferred revenue	2,815	3,355
Debt, current portion	1,488	411
Total current liabilities	9,919	11,619
Debt, less current portion	6,478	6,380
Deferred tax liability, net	1,541	1,541
Lease obligations, less current portion	—	1
Total liabilities	17,938	19,541

Series B preferred shares: par value $0.001 per share, 25 million authorized; 432,513 issued and outstanding (liquidation preference of $432,513)	—	—
Common shares: par value 1/3 of $.01 per share, 40.0 million authorized; 24,103,908 and 24,066,805 outstanding, respectively	80	80
Additional paid-in capital	175,859	175,448
Accumulated deficit	(27,241)	(32,790)
Total shareholders’ equity	148,698	142,738
	$166,636	$162,279

Company Information

Pure Cycle continues to grow and strengthen its operations, grow its balance sheet, and drive recurring revenues. We operate in three distinct business segments, each of which complements the other. At our core, we are an innovative and vertically integrated wholesale water and wastewater service provider. In 2017, we launched our land development segment, which develops master planned communities on land we own and to which we provide water and wastewater services. In 2021, we launched our newest line of business, the rental of single-family homes located at Sky Ranch, which provides long-term recurring revenues, furthers our land development operations, and adds more customers to our water resource segment.

Additional information, including our recent press releases and SEC filings, is available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Marc Spezialy, at 303-292-3456 or info@purecyclewater.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about the following: the timing of completion and availability for rent of our rental units; the number of rental units we may add as Sky Ranch builds out; timing of development at Sky Ranch, including timing of delivery of finished lots and plans to pace construction to match builder absorptions; future water and wastewater tap sales and revenues; expected receipt of milestone and other payments; and anticipated future economic conditions; the strength of the Sky Ranch market, including the demand for entry-level and rental homes; future demand for oil and gas water; and forecasts about our expected financial results. The words "anticipate," "likely," "may," "should," "could," "will," "believe," "estimate," "expect," "plan," "intend," "potential" and similar expressions are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ from projected results include, without limitation, changes in interest rates, inflation, trade policies, tariffs, conflicts in the Middle East, and other factors impacting the housing market, home sales, the demand for water by oil and gas industry and other aspects of our business; uncertainties regarding our ability to continue our development activities as anticipated; the risk factors discussed in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended August 31, 2025; and other factors discussed from time to time in our press releases, public statements and documents filed or furnished with the U.S. Securities and Exchange Commission.

SOURCE: Pure Cycle Corporation